Exhibit 99.1

CSFB
Chemical Industry Conference
September 24, 2002

Side 1 — Logo

Thanks Bill for that intro, and thank all of you for joining us.

In the somewhat limited time reserved for formal remarks, I’m going to try and cover:

•	Our corporate strategy;

•	Investment attributes of Millennium;

•	Performance and outlook for our principal businesses; and

•	Exciting new science-based initiatives that we are moving forward on.

Slide 2 — Disclaimer

But before we start, our lawyers asked me to preface with our safe harbor legal statement: The statements made on this conference call relating to matters that are not historical facts, are forward looking statements.

Our forward-looking statements are present expectations and actual events and results may differ materially due to the impact of factors such as industry cyclicality, general economic conditions, production capacity, competitive products and prices and other risks and uncertainties detailed in the Company’s SEC filings. Please note we disclaim any obligation to update our forward-looking statements.

Slide 3 — Strategy

A little over 18 months ago we performed an in-depth analysis of the winners and losers in the chemical industry and arrived at a not surprising conclusion: — Profitable growth is the key to market valuation. Accordingly, our strategic intent has evolved to focus on creating differential value by following a strategy designed to:

1.	Optimize cash flow from our more mature businesses

2.	Reduce debt and regain investment grade status; and

3.	Leverage our existing competencies to grow our existing and developing higher-margin, science-based businesses.

Our existing businesses fall generally into two categories, those in mature markets where positive cash flow is the primary goal, and those with the higher margin characteristics that will be more aggressively developed and, if possible, expanded.

As I’ll describe later, the cost and efficiency benefits of this new alignment are already being realized.

To optimize our capital structure and therefore our cost of capital, without compromising financial flexibility, we need to reduce our debt levels from where we are today. Using S&P’s nomenclature, solid BBB or BBB+ is the goal, and if the economy cooperates, we’re confident that that is achievable as we focus on cash flow from our wholly owned businesses and collect distributions from Equistar, the petrochemicals operation we are a 29.5% partner in, during the next cyclical run up. With that as background, let’s go through each of these three strategic goals and flesh them out a bit.

Right now the major portion of our revenue stream comes from businesses that are fairly mature and cyclical to a greater or lesser degree. Bulk TiO2, acetyls and our participation in Equistar fall into this category.

Slide 4 — Demand and Supply — TiO2 and VAM

While we plan growth for these businesses, that growth will be in line with, not ahead of, industry demand trends. If the recovery we are seeing in pricing volumes and operating rates for these businesses can continue, especially in bulk TiO2 and acetyls, our wholly owned operations, cash earnings will increase dramatically over the next several quarters.

These forecasts of global supply and demand for our principal products in these businesses is one reason we are confident in the future of these businesses.

First, TiO2. Forecasts show a rise to operating rates of 91% by 2005 from about 85% in 2001. About 75% of world market share is in the hands of five producers and announced capacity additions are extremely limited. We forecast demand growth for bulk TiO2 to average 1.8% annually through 2005, with supply growing at about one-half of 1% annually on average over that period.

Similarly, operating rates for vinyl acetate monomer, the end product of our acetyls chain, are forecast to rise to 85% by 2005 from 77% last year.

Bottom line, we think it’s a pretty good bet that the market will tighten up significantly in the near and medium-term for both products, a trend we are already starting to experience in 2002.

Slide 5 — TiO2 EBITDA

We are the world’s second-largest producer of TiO2, behind DuPont. TiO2 is a white pigment used to impart whiteness, brightness and opacity in a wide range of products, including coatings and paints, plastics, paper and rubber.

About three-quarters of our 690,000 metric ton capacity uses the chloride process to make TiO2, with the other third using a sulfate process. The chloride process is generally preferred for the coatings and plastics applications, while sulfate finds a home in many paper and some coatings and plastics applications.

Results in this business have been trending upward in 2002, despite severe pricing pressure through most of the first half. As we’ll see in a couple of later slides, a big pick up in demand and aggressive cost-cutting is what counted earlier this year. Price increases began to be implemented late in the second quarter and more are on the way. First a word on demand.

Slide 6 — TiO2 Price and Volume

As I mentioned, demand was very strong in the first half outside of Central and South America. While seasonally volumes usually slow in the second half, through August demand has held up relatively well.

In fact, in the month of August, per published government reports, US producer inventories declined 5% from July’s level, a very unusual, and bullish signal, and are currently at two-year lows. Two separate price increases announced this year have resulted in turning the price trend line back in the right direction.

The slope of that price line normally lags that of the demand line by two quarters or so and by the time we show you third quarter prices the improvement will be more dramatic. Our outlook for TiO2 in the second half calls for seasonally lower but still robust volume compared to a very weak second half of 2001. Prices will be better, but we currently project a higher rate of incentive pay related costs will be accrued in the second half due to improved profitability, which will temper the EBITDA improvement.

Slide 7 — Acetyls EBITDA

A lot of the same dynamics are also driving the positive turnaround in our acetyls business shown here. Also note that we, like many others, entered into fixed price contracts for natural gas, the feedstock for acetyls, early in 2001 at what turned out to be penalty pricing when gas came back down a quarter later. Those contracts expired at the end of the first quarter of 2002.

As with TiO2, a series of price increases have gone into effect already, and an additional increase has been announced for the fourth quarter in acetyls.

Based on that action and good demand, we expect solid margin improvement in the second half versus last year and the first half as long as we can continue to pass through any energy-related cost increases.

Slide 8 — Equistar EBITDA

The last piece of our more mature businesses which are being run to optimize cash flow and grow in a disciplined rather than an aggressive fashion is our partnership with Lyondell in Equistar.

These proforma EBITDA numbers for the Equistar assets demonstrate both the cyclicality of the ethylene/polymers business and the potential for substantial cash distributions to Millennium as we come out of the current cyclical trough and head toward the next peak, which we anticipate will be in the 2004–2005 timeframe.

To put numbers around the potential distributions to Millennium, you can subtract from those EBITDA numbers about $400 million per year for normalized debt service and capex and then multiply by our 29.5% ownership percentage. For example, averaging the 1995 peak through the 2001 trough, the average distribution would be about $125 million per year and a peak year distribution of $388 million.

We expect the first half of 2003 to mark the inflection point in the current cycle and project a resumption of cash distributions from Equistar as early as late 2003.

Slide 9 — Debt maturity

In any event Millennium and most industry experts, including CMAI predict a cyclical peak well ahead of the next significant maturity dates for our long-term debt. We would hope to be comfortably back into investment grade territory by the time we reach that 2006 date.

Slide 10 — MCH Staffing

Before we leave the operational excellence side of our business I’d like to remind you of how much progress we’ve made since we announced that execution focus for our bulk TiO2, acetyls and Equistar businesses in mid 2001. For example, we have reduced staffing across manufacturing, sales and administration by almost 15%.

Slide 11 — MCH S,D&A

Our S,D&A costs through the first half of 2002 ran at an annualized rate of $100 million, although a rate of about $120 million per year is more realistic when incentive pay is factored in. This year whatever incentive is earned for the year will all be expensed in the second half due to the way our profit is expected to trend over the year. Even at $120 million that is more than $50 million or 30% less than where we were in the first quarter of 2001 before we implemented the strategic shift.

Slide 12 — Strategy

Switching gears, in the time that is left, I’m going to describe some existing and developing businesses that Millennium has identified as higher-growth and higher-margin business extensions that leverage our core competencies and technologies.

While we are not looking to transform the business overnight, we believe that over a reasonable period of time, we can substantially increase the amount of Economic Value Added® and profitability that will come from the higher-margin businesses I’ll describe now.

We explicitly reject one recent theory advanced that we plan on getting there principally through high-priced, risky acquisitions in areas outside our existing competencies.

The model we believe better reflects our growth strategy lies somewhere between those successfully employed by Cambrex, Cabot and the company you just heard from, Engelhard. We will rely on our existing skills in fine fragrance and flavor chemistry, small-particle science, catalysis and process technologies to drive organic growth, complimented where warranted by alliances and, potentially, small focused acquisitions when a low-risk opportunity presents itself.

This gradual approach to increasing the portion of our EVA® that is generated by the higher-margin businesses and development opportunities in our portfolio, while our more mature businesses provide cash and a solid profit foundation, may not be radical, but it is both responsible and responsive to our objective of differentially profitable growth over the long-term.

Slide 13 — Specialties

Our Specialty fragrance and flavor chemicals business is an example of a higher-margin business with both established and developing product lines. EBITDA margins here are a little over 20% over the last twelve months, despite recent issues of overcapacity and customer consolidation in the fragrance chemicals sector.

Slide 14 — Coolant Products

Recent investment in R&D and capacity has instead been focused on new flavor and coolant chemicals. Those product lines were virtually insignificant in the past, but are growing rapidly and now account for over 18% of our gross margin in this segment. The coolants we produce that go into products like these are an especially important part of this profitable growth.

Slide 15 — Performance Chemicals

Another already established science-based, higher growth business is our Performance Chemicals portfolio that is included in our TiO2 and related products segment disclosure. This business is currently generating sales of about $75 million and EBITDA margins in the mid-twenties. This slide lists several of our current products and the markets that we are either already participating in or are actively developing.

Slide 16 — Portfolio Design

As this slide demonstrates, our identified growth opportunities relate to leveraging skills that are already present in our existing businesses. We have begun leveraging our competency platform, which includes gas and liquid particle formation, surface science and engineering, synthesized molecules, and inorganic compound extraction to create new business opportunities ranging from the new coolant molecules I described earlier to direct powder metal production. In most cases, we already have products or intermediaries in the market place. Let me highlight a few.

Slide 17 — Leveraging TiO2

Over the years, we have developed and improved our competencies in the manufacture of micron-size materials in the 300 nano-meter range.

The particles we manufacture are design in a specific shape and finished with a coating relating to a specific application, such as coatings, plastics, or paper production. We have leveraged that know-how into nano-scaled materials in the 50 nano-meter range to produce unique products for applications such as solid oxide fuel cells, UV blockers, and catalysts.

Slide 18 — Environmental Catalysts

A specific example is our first generation of environmental catalyst products: DT-52 and DT-58. These products were designed to remove NOX gases from power plants and other facilities. Starting from almost nothing, we have built a business that is now approaching a $30 million annual revenue pace.

As Clean Air legislation becomes the norm globally, we are well positioned to continue to grow of this business as well as leverage it to into other environmental improvement applications like coating highway sound barriers to neutralize certain auto emissions, an application currently being tested in Japan.

Slide 19 — Solid Oxide Fuel Cells

Another example, using the same technologies applied to zirconium oxides instead of TiO2 has led to the development of products designed specifically for the fuel cell market. Millennium yttriam-stabilized zirconium was created specifically for production of electrolyte matrix at the heart of a solid oxide fuel cell stack. The market for solid oxide fuel cell systems is projected to grow to a $3.8 billion industry over the next ten years and we are talking to other materials producers about potential alliances where we can apply our process technology and scale-up experience to their pilot or lab-scale operations.

Slide 20 — Specialties

As this slide illustrates, we have leveraged our terpene-based organic synthesis competency to start from other raw material sources and develop new flavor, fragrance and coolant molecules. Customers like Proctor and Gamble are coming to us with requests to synthesize molecules they have identified for commercialization but do not have a supplier for.

Slide 21 — Business Development Opportunities

We don’t have sufficient time to discuss in any detail some of these other business development initiatives that we have already advanced from the concept to development stage gates, but examples of our progress are listed here. We have a patent pending for the direct manufacture of titanium metal powder that could dramatically reduce the cost of Ti-metals and open up a whole new market opportunity for Millennium.

On top of that, we are using our skills and competencies to accelerate and participate in unique titanium ore opportunities that could substantially change the game and the economics of the industry.

Not to forget the solution part of our business, after two years of development, we are on schedule to launch our Web-based process industry service business. Optyxx will provide subscription-based online production modeling, subscription-based product innovation services as well as fee-based diagnostic services. The business will be launched first to serve the paper industry but the diagnostics and high-throughput testing concepts the Optyxx model employs have potential for other process industry sectors.

Slide 22 — Strategy

I’ll end my formal remarks by reminding you what our strategy is … and what it isn’t.

What it is not is a plan that ignores the importance of running our more mature businesses well and relies on a thousand acquisitions to create a specialty chemical business out of thin air.

What it is, is a disciplined approach to optimizing long-term cash flow from our mature businesses, so as to return to investment grade credit status and fund internal development of existing and emerging higher-margin, higher-growth businesses that are leveraged off of our demonstrated, science-based competencies.

Other companies have done this and the Millennium Chemicals team has the focus, discipline, imagination and determination to make it work for our fellow shareholders.

Slide 23 — Logo

Thanks for your time and attention and in the time left Mickey, Bob and I will be happy to take a few questions.